EXHIBIT 4.1

DG FASTCHANNEL, INC.
2006 LONG-TERM STOCK INCENTIVE PLAN

1.             ESTABLISHMENT OF PLAN.  DG FastChannel, Inc. establishes the “DG FastChannel, Inc. 2006 Long-Term Stock Incentive Plan,” effective as of the Effective Date.  Options granted under the Plan shall be subject to the terms and conditions of the Plan as set forth herein, as it may be amended from time to time.

2.             PURPOSE.  The purposes of the Plan are (i) to offer selected Employees, including Officers, Directors and Consultants of the Company and its Affiliates an equity ownership interest and opportunity to participate in the growth and financial success of the Company, (ii) to provide the Company an opportunity to attract and retain the best available personnel for positions of substantial responsibility, (iii) to create long-term value and to provide incentives to such Employees, Directors and Consultants by means of market-driven and performance-related stock-based awards to achieve long-term performance goals, and (iv) to promote the growth and success of the Company’s business by aligning the financial interests of Employees, Directors and Consultants with that of the other stockholders of the Company.  Toward these objectives, the Plan provides for the grant of Options, Stock Appreciation Rights and Restricted Stock Awards, some of which may be Performance Awards.

3.             DEFINITIONS.  As used herein, unless the context requires otherwise, the following terms shall have the meanings indicated below:

(a)           “Affiliate” means (i) any corporation, partnership or other entity which owns, directly or indirectly, a majority of the voting equity securities of the Company, (ii) any corporation, partnership or other entity of which a majority of the voting equity securities or equity interest is owned, directly or indirectly, by the Company, and (iii) with respect to an Option that is intended to be an Incentive Stock Option, (A) any “parent corporation” of the Company, as defined in Section 424(e) of the Code or (B) any “subsidiary corporation” of the Company as defined in Section 424(f) of the Code, any other entity that is taxed as a corporation under Section 7701(a)(3) of the Code and is a member of the “affiliated group” as defined in Section 1504(a) of the Code of which the Company is the common parent, and any other entity as may be permitted from time to time by the Code or by the Internal Revenue Service to be an employer of Employees to whom Incentive Stock Options may be granted; provided, however, that in each case the Affiliate must be consolidated in the Company’s financial statements.

(b)           “Award” means any right granted under the Plan, including an Option, a Stock Appreciation Right, a Restricted Stock Award and a Performance Award, and whether granted singly or in combination, to a Grantee pursuant to the terms, conditions and limitations that the Committee may establish in order to fulfill the objectives of the Plan.

(c)           “Award Agreement” means a written agreement with a Grantee with respect to any Award, including any amendments thereto, and includes an Option Agreement, a Stock Appreciation Rights Agreement and a Restricted Stock Agreement.

(d)           “Board” means the Board of Directors of the Company.

(e)           “Cause” means the meaning set forth in a then-effective written employment agreement between the Grantee and the Company or an Affiliate or, in the absence of such a definition in a then-effective written employment agreement (in the determination of the Committee), shall mean (i) the habitual neglect of the Grantee’s duties or failure by the Grantee to perform or observe any substantial lawful obligation of the Grantee’s duties to the Company or any Affiliate that is not remedied within thirty (30) days after written notice thereof from the Company or the Board, (ii) an intentional violation or failure by the Grantee to satisfy any policy or written agreement with the Company or an Affiliate, (iii) the involvement by the Grantee in a transaction or act in connection with the performance of duties to the Company or any Affiliate which transaction or act is adverse to the interests of the Company or any Affiliate, (iv) the intentional engagement by the Grantee in unfair competition with the Company or any Affiliate, (v) the use of alcohol or drugs by the Grantee in a manner that affects the Grantee’s job performance or could reasonably be expected to adversely affect the reputation of the Company or any Affiliate, or (vi) the conviction of, or plea of nolo contendere by the Grantee to, a felony or misdemeanor involving fraud, embezzlement, theft or dishonesty or other criminal conduct against the Company or any Affiliate.

(f)            “Change in Control” of the Company means the occurrence of any of the following events:  (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding securities; (ii) as a result of, or in connection with, any tender offer or exchange offer, merger, or other business combination (a “Transaction”), the persons who were directors of the Company immediately before the Transaction shall cease to constitute a majority of the Board of the Company or any successor to the Company; (iii) the Company is merged or consolidated with another corporation and as a result of the merger or consolidation less than 50 percent of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by the former stockholders of the Company; (iv) a tender offer or exchange offer is made and consummated for the ownership of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding voting securities; or (v) the Company transfers substantially all of its assets to another corporation which is not controlled by the Company.

(g)           “Chief Executive Officer” means the individual serving at any relevant time as the chief executive officer of the Company.

(h)           “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.  Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any Treasury regulations promulgated under such section.

(i)            “Committee” means the committee (or committees), as constituted from time to time, of the Board that is appointed by the Board to administer the Plan, or if no such committee is appointed (or no such committee shall be in existence at any relevant time), the term “Committee” for purposes of the Plan shall mean the Board; provided, however, that while the Common Stock is publicly traded, the Committee shall be a committee of the Board consisting solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, and/or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3, as necessary and deemed desirable by the Board from time to time in each case to satisfy such requirements with respect to Awards granted under the Plan.  While the Common Stock is listed for trading on any national securities exchange or quoted on the Nasdaq Stock Market, the Committee’s members shall also satisfy the “independence” criteria or be “independent directors” to the extent required under the rules and regulations of the exchange or the Nasdaq Stock Market, as applicable.  While the Common Stock is not listed for trading on any national securities exchange or quoted on the Nasdaq Stock Market, within the scope of such authority, the Board or the Committee may (i) delegate to a committee of one or more members of the Board who are not Outside Directors the authority to grant Awards to eligible persons who are either (A) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Awards or (B) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code and/or (ii) delegate to a committee of one or more members of the Board who are not Non-Employee Directors the authority to grant Awards to eligible persons who are not then subject to Section 16 of the Exchange Act.  The Board may assume any or all of the powers and responsibilities prescribed for the Committee, and to the extent it does so, the term “Committee” as used herein shall also be applicable to the Board.

(j)            “Common Stock” means the Common Stock, $0.001 par value per share, of the Company or the common stock that the Company may in the future be authorized to issue (as long as the common stock varies from that currently authorized, if at all, only in amount of par value) in replacement or substitution thereof.

(k)           “Company” means DG FastChannel, Inc., a Delaware corporation.

(l)            “Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a Director) who is engaged by the Company or any Affiliate to render consulting or advisory services to the Company or such Affiliate and who is a “consultant or advisor” within the meaning of Rule 701 promulgated under the Securities Act or Form S-8 promulgated under the Securities Act, including any foreign national who, but for the laws of his country, would be an employee of the Company or an Affiliate.

(m)          “Continuous Service” means that the provision of services to the Company or an Affiliate in any capacity of Employee, Director or Consultant is not interrupted or terminated.  Except as otherwise provided in a particular Award Agreement, service shall not be considered interrupted or terminated for this purpose in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Affiliate, or any successor, in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or an Affiliate in any capacity of Employee, Director or Consultant.  An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.  For purposes of each Incentive Stock Option, if such leave exceeds ninety (90) days, and re-employment upon expiration of such leave is not guaranteed by statute or contract, then the Incentive Stock Option shall be treated as a Non-Qualified Stock Option on the day that is three (3) months and one (1) day following the expiration of such ninety (90)-day period.

(n)           “Covered Employee” means the Chief Executive Officer and the four other most highly compensated officers of the Company for whom total compensation is required to be reported to stockholders under Regulation S-K, as determined for purposes of Section 162(m) of the Code.

(o)           “Director” means a member of the Board.

(p)           “Disability” means the “disability” of a person (i) as defined in a then-effective written employment agreement with the Company or an Affiliate that covers such person, (ii) if such person is not covered by a then-effective written employment agreement with the Company or an Affiliate, as defined in a then-effective long-term disability plan maintained by the Company that covers such person, or (iii) if neither a then-effective employment agreement or a long-term disability plan exists at any relevant time covering such person, “Disability” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.  For purposes of determining the time during which an Incentive Stock Option may be exercised under the terms of an Option Agreement, “Disability” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.  Section 22(e)(3) of the Code provides that an individual is totally and permanently disabled if he or she is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

(q)           “Effective Date” means the date the Plan was approved by the stockholders at the Company’s 2006 annual meeting.

(r)            “Employee” means any person, including an Officer or Director, who is employed, within the meaning of Section 3401 of the Code, by the Company or an Affiliate.  The provision of compensation by the Company or an Affiliate to a Director solely with respect to such individual rendering services in the capacity of a Director, however, shall not be sufficient to constitute “employment” by the Company or that Affiliate.

(s)           “Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute.  Reference in the Plan to any section of the Exchange Act shall be deemed to include any amendments or successor provisions to such section and any rules and regulations relating to such section.

(t)            “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i)            If the Common Stock has an established market by virtue of being listed on any established stock exchange, traded on the Nasdaq National Market or the Nasdaq SmallCap Market or reported on the Over-the-Counter Bulletin Board published by the National Quotation Bureau, Inc., the Fair Market Value of a share of Common Stock shall be the closing sales price for such a share of Common Stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or if the Common Stock is listed or traded on more than one exchange or market, the exchange or market with the greatest volume of trading in the Common Stock) or reported on the Over-the-Counter

Bulletin Board for the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable.  If the relevant date does not fall on a day on which the Common Stock has traded on such securities exchange or market system, the date on which the Fair Market Value shall be established shall be the last day on which the Common Stock was so traded prior to the relevant date, or such other appropriate day as shall be determined by the Board, in its sole discretion consistent with Section 409A of the Code.

(ii)           In the absence of any such established market for the Common Stock, the Fair Market Value shall be determined in good faith by the reasonable application by the Committee of a reasonable valuation method in accordance with Section 409A of the Code.

(u)           “Grantee” means an Employee, Director or Consultant to whom an Award has been granted under the Plan.

(v)           “Incentive Stock Option” means an Option granted to an Employee under the Plan that meets the requirements of Section 422 of the Code.

(w)          “Non-Employee Director” means a Director who either (i) is not an  Employee or Officer, does not receive compensation (directly or indirectly) from the Company or an Affiliate in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(x)            “Non-Qualified Stock Option” means an Option granted under the Plan that is not intended to be an Incentive Stock Option.

(y)           “Officer” means a person who is an “officer” of the Company or any Affiliate within the meaning of Section 16 of the Exchange Act (whether or not the Company is subject to the requirements of the Exchange Act).

(z)            “Option” means an Award in the form of a stock option granted pursuant to Section 8 of the Plan to purchase a specified number of shares of Common Stock during the Option period for a specified exercise price, whether granted as an Incentive Stock Option or as a Non-Qualified Stock Option.

(aa)         “Option Agreement” means the written agreement evidencing the grant of an Option executed by the Company and the Optionee, including any amendments thereto.  Each Option Agreement shall be subject to the terms and conditions of the Plan.

(bb)         “Optionee” means an individual to whom an Option has been granted under the Plan.

(cc)         “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of the Treasury regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” receiving compensation for prior services (other than benefits under a tax qualified pension plan), has not been an officer of the Company or an “affiliated corporation” at any time and is not currently receiving (within the meaning of the Treasury regulations promulgated under Section 162(m) of the Code) direct or indirect remuneration from the Company or an “affiliated corporation” for services in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(dd)         “Performance Award” means a Restricted Stock Award granted under Section 11 of the Plan to a Grantee who is an Employee that becomes vested and earned solely on account of the attainment of a specified performance target in relation to one or more Performance Goals.

(ee)         “Performance Goals” mean, with respect to any Performance Award, the business criteria (and related factors) selected by the Committee at the time of grant to measure the level of performance of the Company during the Performance Period, in each case, prepared on the same basis as the financial statements published for financial reporting purposes, except as adjusted pursuant to Section 11(f).  The Committee may select as the Performance Goals for a Performance Period any one or combination of the following business criteria that apply to the Grantee of the Performance Award, one or more business units, divisions or Affiliates or the applicable sector of the Company, or the Company as a whole, and if so desired by the Committee, by comparison with a peer group of companies, as interpreted and defined, in each case, by the Committee, which business criteria (to the extent applicable) will be determined in accordance with generally accepted accounting principles:

(i)            Net income as a percentage of revenue;

(ii)           Earnings per share of Common Stock;

(iii)          Earnings before interest, taxes, depreciation and amortization;

(iv)          Return on net assets employed before interest and taxes;

(v)           Operating margin as a percentage of revenue;

(vi)          Safety performance relative to industry standards and the Company annual target;

(vii)         Strategic team goals;

(viii)        Net operating profit after taxes;

(ix)           Net operating profit after taxes per share of Common Stock;

(x)            Return on invested capital;

(xi)           Return on assets or net assets;

(xii)          Total stockholder return;

(xiii)         Relative total stockholder return (as compared with a peer group of the Company);

(xiv)        Earnings before income taxes;

(xv)         Net income;

(xvi)        Free cash flow;

(xvii)       Free cash flow per share of Common Stock;

(xviii)      Revenue (or any component thereof);

(xix)         Revenue growth; or

(xx)          Any other performance objective approved by the stockholders of the Company in accordance with Section 162(m) of the Code.

(ff)           “Performance Period” means that period established by the Committee at the time any Performance Award is granted or, except in the case of any grant to a Covered Employee, at any time thereafter, during which any Performance Goals specified by the Committee with respect to such Award are to be measured.

(gg)         “Plan” means this DG FastChannel, Inc. 2006 Long-Term Stock Incentive Plan as set forth herein and as it may be amended from time to time.

(hh)         “Qualifying Shares” means shares of Common Stock which either (i) have been owned by the Grantee for more than six (6) months and have been “paid for” within the meaning of Rule 144 promulgated under the Securities Act, or (ii) were obtained by the Grantee in the public market.

(ii)           “Regulation S-K” means Regulation S-K promulgated under the Securities Act, as it may be amended from time to time, and any successor to Regulation S-K.  Reference in the Plan to any item of Regulation S-K shall be deemed to include any amendments or successor provisions to such item.

(jj)           “Restriction Period” means the period during which the Common Stock under a Restricted Stock Award is nontransferable and subject to “Forfeiture Restrictions” as defined in Section 10(b) of the Plan and set forth in the related Restricted Stock Agreement.

(kk)         “Restricted Stock Agreement” means the written agreement evidencing the grant of a Restricted Stock Award executed by the Company and the Grantee, including any amendments thereto.  Each Restricted Stock Agreement shall be subject to the terms and conditions of the Plan.

(ll)           “Restricted Stock Award” means an Award granted under Section 10 of the Plan to a Grantee of shares of Common Stock issued to the Grantee for such consideration, if any, and subject to such restrictions on transfer, forfeiture provisions and other terms and conditions as are established by the Committee.

(mm)       “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act, as it may be amended from time to time, and any successor to Rule 16b-3.

(nn)         “Section” means a section of the Plan unless otherwise stated or the context otherwise requires.

(oo)         “Securities Act” means the Securities Act of 1933, as amended, and any successor statute.  Reference in the Plan to any section of the Securities Act shall be deemed to include any amendments or successor provisions to such section and any rules and regulations relating to such section.

(pp)         “Stock Appreciation Right” means an Award granted under Section 9 of the Plan to receive all or some portion of the increase in the value of the shares of Common Stock to which such right relates as provided in Section 9 hereof.

(qq)         “Stock Appreciation Right Agreement” means a written agreement with a Grantee with respect to an Award of Stock Appreciation Rights, including any amendments thereto.  Each Stock Appreciation Right Agreement shall be subject to the terms and conditions of the Plan.

(rr)           “Ten Percent Stockholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) at the time an Option is granted stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

4.             TYPES OF INCENTIVE AWARDS AVAILABLE UNDER THE PLAN.  Awards granted under the Plan may be (i) Incentive Stock Options, (ii) Non-Qualified Stock Options, (iii) Stock Appreciation Rights, (iv) Restricted Stock Awards, and (v) Performance Awards.  An Option may be granted in tandem with a Stock Appreciation Right.

5.             SHARES SUBJECT TO PLAN.

(a)           Maximum Shares Subject to Plan.  Subject to adjustment pursuant to Section 13(a) hereof, the total amount of Common Stock with respect to which Awards may be granted under the Plan shall not exceed 1,100,000 shares.  At all times during the term of the Plan, the Company shall reserve and keep available such number of shares of Common Stock as will be required to satisfy the requirements of outstanding Awards under the Plan.  The number of shares reserved for issuance under the Plan shall be reduced only to the extent that shares of Common Stock are actually issued in connection with the exercise or settlement of an Award.  Any shares of Common Stock covered by an Award (or a portion of an Award) that is forfeited or canceled or that expires without being exercised or settled shall be deemed not to have been issued for purposes of determining the maximum aggregate number of shares of Common Stock which may be issued under the Plan and shall again be available to be subject to Awards under the Plan.  If an Option is issued in tandem with a Stock Appreciation Right and all or a portion of the Option is cancelled as provided for in Section 9(b)(iii) in connection with the exercise of the related Stock Appreciation Right, the shares of Common Stock that were subject to the portion of the Option so cancelled will not again be available for grant under the Plan.  In addition, shares of Common Stock withheld pursuant to the Plan to pay taxes and shares of Common stock used in the exercise of an Option as described in Section 8(d) in a “same day” or “margin” arrangement shall reduce the number of shares available for Awards under the Plan.  Nothing in this Section 5 shall impair the right of the Company to reduce the number of outstanding shares of Common Stock pursuant to repurchases, redemptions, or otherwise; provided, however, that no reduction in the number of outstanding shares of Common Stock shall (i) impair the validity of any outstanding Award, whether or not that Award is fully vested or exercisable, or (ii) impair the status of any shares of Common Stock previously issued pursuant to an Award as duly authorized, validly issued, fully paid and nonassessable.  The shares to be delivered under the Plan shall be made available from (i) authorized but unissued shares of Common Stock, or (ii) Common Stock held in the treasury of the Company, in each situation as the Committee may determine from time to time in its sole discretion.

(b)           Registration and Listing of Shares.  From time to time, the Board and appropriate Officers shall be and are authorized to take whatever actions are necessary to file required documents with governmental authorities, stock exchanges and other appropriate persons to register, list and otherwise make shares of Common Stock available for issuance pursuant to Awards.

6.             ELIGIBILITY.  Awards other than Incentive Stock Options may be granted to Employees, Officers, Directors, and Consultants.  Incentive Stock Options may be granted only to Employees (including Officers and Directors who are also Employees), as limited by clause (iii) of Section 3(a).  The Committee, in its sole discretion, shall select the recipients of Awards.  A Grantee may be granted more than one Award under the Plan, and Awards may be granted at any time or times during the term of the Plan.  The grant of an Award to an Employee, Officer, Director or Consultant shall not be deemed either to entitle that individual to, or to disqualify that individual from, participation in any other grant of Awards under the Plan.

7.             LIMITATION ON INDIVIDUAL AWARDS.  No person shall be granted Awards during any fiscal year of the Company covering more than 100,000 shares of Common Stock.  Notwithstanding the preceding sentence, in connection with the commencement of a person’s Continuous Service, a person may be granted Awards covering up to an additional 50,000 shares of Common Stock that shall not count against the limit in the preceding sentence.  The limitations set forth in the preceding sentences shall be applied in a manner which will permit compensation generated under the Plan, where appropriate, to constitute “performance-based” compensation for purposes of Section 162(m) of the Code, including counting against such maximum number of shares, to the extent required under Section 162(m) of the Code and applicable interpretive authority thereunder, any shares of Common Stock subject to Options or other Awards that are canceled or repriced.

8.             OPTIONS.

(a)           Grant of Options.  The Committee shall determine (i) whether each Option shall be granted as an Incentive Stock Option or as a Non-Qualified Stock Option and (ii) the provisions, terms, and conditions of each Option including, but not limited to, the vesting schedule, the number of shares of Common Stock subject to the Option, the exercise price of the Option, the period during which the Option may be exercised, forfeiture provisions, methods of payment,  and all other terms and conditions of the Option.

(b)           Limitations on Incentive Stock Options.  The aggregate Fair Market Value (determined as of the date of grant of an Option) of Common Stock which any Employee is first eligible to purchase during any calendar year by exercise of Incentive Stock Options granted under the Plan and by exercise of incentive stock options (within the meaning of Section 422 of the Code) granted under any other incentive stock option plan of the Company or an Affiliate shall not exceed $100,000.  If the Fair Market Value of stock with respect to which all incentive stock options described in the preceding sentence held by any one Optionee are exercisable for the first time by such Optionee during any calendar year exceeds $100,000, the Options (that are intended to be Incentive Stock Options on the date of grant thereof) for the first $100,000 worth of shares of Common Stock to become exercisable in such year shall be deemed to constitute incentive stock options within the meaning of Section 422 of the Code and the Options (that are intended to be Incentive Stock Options on the date of grant thereof) for the shares of Common Stock in the amount in excess of $100,000 that become exercisable in that calendar year shall be treated as Non-Qualified Stock Options.  If the Code is amended after the effective date of the Plan to provide for a different limit than the one described in this Section 8(b), such different limit shall be incorporated herein and shall apply to any Options granted after the effective date of such amendment.

(c)           Acquisitions and Other Transactions.  Notwithstanding the provisions of Section 12(g), in the case of an Option issued or assumed pursuant to Section 12(g), the exercise price and number of shares for the Option shall be determined in accordance with the principles of Sections 409A and 424(a) of the Code.  The Committee also may grant Options under the Plan in settlement of or substitution for, outstanding options or obligations to grant future options in connection with the Company or an Affiliate acquiring another entity, an interest in another entity or an additional interest in an Affiliate whether by merger, stock purchase, asset purchase or other form of transaction.

(d)           Payment or Exercise.  Payment for the shares of Common Stock to be purchased upon exercise of an Option may be made in cash (by check) or, if elected by the Optionee and approved by the Committee, in one or more of the following methods which must be stated in the Option Agreement (at the date of grant with respect to any Option granted as an Incentive Stock Option) and where permitted by law:  (i) if the Common Stock has an established market as described in clause (i) of Section 3(t), through a “same day sale” arrangement between the Optionee and a broker-dealer that is a member of the National Association of Securities Dealers, Inc. (an “NASD Dealer”) whereby the Optionee irrevocably elects to exercise the Option and to sell a portion of the shares of Common Stock so purchased to pay for the exercise price and whereby the NASD Dealer irrevocably commits upon receipt of such shares of Common Stock to forward the exercise price directly to the Company; (ii) if the Common Stock has an established market as described in clause (i) of Section 3(t), through a “margin” commitment from the Optionee and an NASD Dealer whereby the Optionee irrevocably elects to exercise the Option and to pledge the shares of Common Stock so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the exercise price, and whereby the NASD Dealer irrevocably commits upon receipt of such shares of Common Stock to forward the exercise price directly to the Company; or (iii) by surrender for cancellation of Qualifying Shares at the Fair Market Value per share at the time of exercise (provided that such surrender does not result in an accounting charge for the Company).  No shares of Common Stock may be issued until full payment of the purchase price therefor has been made.

(e)           Modification, Extension and Renewal of Options.  The Committee shall have the power to modify, cancel, extend or renew outstanding Options and to authorize the grant of new Options and/or Restricted Stock Awards in substitution therefor (regardless of whether any such action would be treated as a repricing for financial accounting or other purposes), provided that (except as permitted by Section 13(a) of the Plan) any such action may not, without the written consent of any Optionee, (i) impair any rights under any Option previously granted to such Optionee, (ii) cause the Option or the Plan to become subject to Section 409A of the Code, or (iii) cause any Option to lose its status as “performance-based” compensation under Section 162(m) of the Code.  Any outstanding Incentive Stock Option that is modified, extended, renewed or otherwise altered will be treated in accordance with Section 424(h) of the Code.

(f)            Privileges of Stock Ownership.  No Optionee will have any of the rights of a stockholder with respect to any shares of Common Stock subject to an Option until such Option is properly exercised and the purchased shares are issued and delivered to the Optionee, as evidenced by an appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company.  No adjustment shall be made for dividends or distributions or other rights for which the record date is prior to such date of such issuance and delivery, except as provided in the Plan.

9.             STOCK APPRECIATION RIGHTS.

(a)           Stock Appreciation Rights.  A Stock Appreciation Right is a right to receive, upon exercise of the right, shares of Common Stock or their cash equivalent in an amount equal to the increase in Fair Market Value of the Common Stock between the grant and exercise dates.  The Committee, from time to time, subject to the terms and provisions of the Plan, may grant to an eligible Employee, Director or Consultant Stock Appreciation Rights if (i) the exercise price of the Stock Appreciation Right is not less than the Fair Market Value of the Common Stock on the grant date of the Award, (ii) the Stock Appreciation Right will be settled only in shares of Common Stock (unless settlement in the form of cash would not cause a Stock Appreciation Right or the Plan to become subject to Section 409A of the Code), and (iii) the Stock Appreciation Right does not include any feature for the deferral of compensation other than the time between the Stock Appreciation Right grant and exercise or any other feature that would cause the Stock Appreciation Right or the Plan to become subject to Section 409A of the Code.  In addition, a Stock Appreciation Right may be related to an Option, or issued “in tandem” with an Option, only if such an arrangement would not cause the Stock Appreciation Right, the Option or the Plan to become subject to Section 409A of the Code.  The terms and conditions of a Stock Appreciation Right shall be set forth in a Stock Appreciation Right Agreement or may be included in an Option Agreement (which need not be the same for each Grantee) in such form as the Committee approves, but which is not inconsistent with the Plan.  With respect to Stock Appreciation Rights that are subject to Section 16 of the Exchange Act, the Committee shall retain sole discretion (i) to determine the form in which payment of the Stock Appreciation Right will be made (i.e., cash, securities or any combination thereof), or (ii) to approve an election by a Grantee to receive cash in full or partial settlement of Stock Appreciation Rights.  The number of shares reserved for issuance under the Plan shall be reduced only to the extent that shares of Common Stock are actually issued in connection with the exercise or settlement of an Award and as provided in Section 9(b)(iii).

(b)           Stock Appreciation Right Related to an Option.  If permitted pursuant to the conditions and limitations contained in Section 9(a), a Stock Appreciation Right granted in connection with an Option shall cover the same shares of Common Stock covered by the Option (or such lesser number of shares of Common Stock as the Committee may determine) and shall, except as provided in this Section 9(b), be subject to the same terms and conditions as the related Option and the following:

(i)            Exercise.  A Stock Appreciation Right granted in connection with an Option shall be exercisable at such time or times and only to the extent that the related Option is exercisable, and will not be transferable except to the extent the related Option may be transferable.

(ii)           Amount Payable.  Upon the exercise of a Stock Appreciation Right related to an Option, the Grantee shall be entitled to receive an amount payable in whole shares of Common Stock determined by multiplying (A) the excess of the Fair Market Value of a share of Common Stock on the date of exercise of such Stock Appreciation Right over the Option exercise price of the Stock Appreciation Right, by (B) the number of shares of Common Stock as to which such Stock Appreciation Right is being exercised. Notwithstanding the foregoing, the Committee may limit in any manner the amount payable with respect to any Stock Appreciation Right by including such a limit in the applicable Stock Appreciation Right Agreement.

(iii)          Treatment of Related Options and Stock Appreciation Rights Upon Exercise.  Upon the exercise of a Stock Appreciation Right granted in connection with an Option, the Option shall be canceled to the extent of the number of shares of Common Stock as to which the Stock Appreciation Right is exercised, and upon the exercise of an Option granted in connection with a Stock Appreciation Right, the Stock Appreciation Right shall be canceled to the extent of the number of shares of Common Stock as to which the Option is exercised or surrendered.  The shares reserved for issuance under the Plan shall be reduced by the number of shares of Common Stock that were covered by the Option cancelled in connection with the exercise of the Stock Appreciation Right.

(c)           Stock Appreciation Right Unrelated to an Option.  A Stock Appreciation Right unrelated to an Option shall cover such number of shares of Common Stock as the Committee shall determine.

(i)            Terms; Duration.  A Stock Appreciation Right unrelated to an Option shall contain such terms and conditions as to exercisability, vesting and duration as the Committee shall determine, but in no event shall any such right have a term of greater than ten (10) years. However, each Stock Appreciation Right shall be exercisable only during such portion of its term as the Committee shall determine and, unless provided otherwise by the specific provisions of the Stock Appreciation Right Agreement, only if the Grantee’s Continuous Service has not terminated at the time of such exercise.

(ii)           Amount Payable.  Upon exercise of a Stock Appreciation Right unrelated to an Option, the Grantee shall be entitled to receive an amount payable in whole shares of Common Stock determined by multiplying (A) the excess of the Fair Market Value of a share of Common Stock on the date of exercise of such Stock Appreciation Right over the Fair Market Value of a share of Common Stock on the date the Stock Appreciation Right was granted, by (B) the number of shares of Common Stock as to which the Stock Appreciation Right is being exercised. Notwithstanding the foregoing, the Committee may limit in any manner the amount payable with respect to any Stock Appreciation Right by including such a limit in the applicable Stock Appreciation Right Agreement.

(iii)          Non-Transferability.  No Stock Appreciation Right unrelated to an Option shall be transferable by the Grantee otherwise than by will or the laws of descent and distribution, and such Stock Appreciation Right shall be exercisable during the lifetime of such Grantee only by the Grantee or his guardian or legal representative.

10.           RESTRICTED STOCK AWARDS.

(a)           Restricted Stock Awards.  A Restricted Stock Award is a grant of shares of Common Stock for such consideration, if any, and subject to such restrictions on transfer, forfeiture provisions and other terms and conditions as are established by the Committee.  Each Restricted Stock Agreement shall be in such form and shall contain such terms and conditions as the Committee shall deem appropriate.  The terms and conditions of such Restricted Stock Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Agreements need not be identical, but each such Restricted Stock Agreement shall be subject to the terms and conditions of this Section 10.

(b)           Forfeiture Restrictions.  Shares of Common Stock that are the subject of a Restricted Stock Award shall be subject to restrictions on disposition by the Grantee and to an obligation of the Grantee to forfeit and surrender the shares to the Company under certain circumstances (the “Forfeiture Restrictions”).  The Forfeiture Restrictions shall be determined by the Committee in its sole discretion, and the Committee may provide that the Forfeiture Restrictions shall lapse on the passage of time, the attainment of one or more performance targets established by the Committee, or the occurrence of such other event or events determined to be appropriate by the Committee.  The Forfeiture Restrictions, if any, applicable to a particular Restricted Stock Award (which may differ from any other such Restricted Stock Award) shall be stated in the Restricted Stock Agreement.

(c)           Rights as Stockholder.  At the time any Restricted Stock Award is granted under the Plan, the Company and the Grantee shall enter into a Restricted Stock Agreement setting forth each of the matters addressed in this Section 10 and such other matters as the Committee may determine to be appropriate.  Shares of Common Stock awarded pursuant to a Restricted Stock Award shall be represented by a stock certificate registered in the name of the Grantee of such Restricted Stock Award or by a book entry account with the Company’s transfer agent.  The Grantee shall have the right to receive dividends with respect to the shares of Common Stock subject to a Restricted Stock Award, to vote the shares of Common Stock subject thereto and to enjoy all other stockholder rights with respect to the shares of Common Stock subject thereto, except that, unless provided otherwise in the Plan or in the Restricted Stock Agreement, (i) the Grantee shall not be entitled to delivery of the share certificate evidencing the shares of Common Stock until the Forfeiture Restrictions have expired, (ii) the Company or an escrow agent shall retain custody of the share certificate evidencing the shares of Common Stock (or such shares shall be held in a book entry account with the Company’s transfer agent) until the Forfeiture Restrictions expire, (iii) the Grantee may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the shares of Common Stock until the Forfeiture Restrictions have expired, and (iv) a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Agreement shall cause a forfeiture of the Restricted Stock Award.  At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms, conditions or restrictions relating to Restricted Stock Award, including rules pertaining to the termination of the Grantee’s Continuous Service (by retirement, Disability, death or otherwise) prior to expiration of the Forfeiture Restrictions.  Such additional terms, conditions or restrictions shall also be set forth in a Restricted Stock Agreement made in connection with the Restricted Stock Award.

(d)           Stock Certificate Delivery and Rights and Obligations of the Grantee.  One or more stock certificates representing shares of Common Stock, free of Forfeiture Restrictions, shall be delivered to the Grantee promptly after, and only after, the Forfeiture Restrictions have expired and the Grantee has satisfied all applicable Federal, state and local income and employment tax withholding requirements.  Each Restricted Stock Agreement shall require that (i) the Grantee, by his or her acceptance of the Restricted Stock Award, shall irrevocably grant to the Company a power of attorney to transfer any shares so forfeited to the Company, agrees to execute any documents requested by the Company in connection with such forfeiture and transfer, and (ii) such provisions regarding transfers of forfeited shares shall be specifically performable by the Company in a court of equity or law.

(e)           Restriction Period.  The Restriction Period for a Restricted Stock Award shall commence on the date of grant of the Restricted Stock Award and, unless otherwise established by the Committee and stated in the Restricted Stock Award Agreement, shall expire upon satisfaction of the conditions set forth in the Restricted Stock Agreement pursuant to which the Forfeiture Restrictions will lapse.

(f)            Securities Restrictions.  The Committee may impose other conditions on any shares of Common Stock subject to a Restricted Stock Award as it may deem advisable, including (i) restrictions under applicable state or federal securities laws, and (ii) the requirements of any stock exchange or national market system upon which shares of Common Stock are then listed or quoted.

(g)           Payment for Restricted Stock.  The Committee shall determine the amount and form of any payment for shares of Common Stock received pursuant to a Restricted Stock Award.  In the absence of such a determination, the Grantee shall not be required to make any payment for shares of Common Stock received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.

(h)           Forfeiture of Restricted Stock.  Subject to the provisions of the particular Restricted Stock Agreement, upon termination of the Grantee’s Continuous Service during the Restriction Period, the shares of Common Stock subject to the Restricted Stock Award shall be forfeited by the Grantee.  Upon any forfeiture, all rights of the Grantee with respect to the forfeited shares of the Common Stock subject to the Restricted Stock Award shall cease and terminate, without any further obligation on the part of the Company, except that if so provided in the Restricted Stock Agreement applicable to the Restricted Stock Award, the Company shall repurchase each of the shares of Common Stock forfeited for the purchase price per share, if any, paid by the Grantee.  The Committee will have discretion to determine whether the Continuous Service of a Grantee has terminated and the date on which such Continuous Service terminates and whether the Grantee’s Continuous Service terminated as a result of the Disability of the Grantee.

(i)            Lapse of Forfeiture Restrictions in Certain Events; Committee’s Discretion.  Notwithstanding the provisions of Section 10(h) or any other provision in the Plan to the contrary, the Committee may, in its discretion and as of a date determined by the Committee, fully vest any or all Common Stock awarded to the Grantee pursuant to a Restricted Stock Award, and upon such vesting, all Forfeiture Restrictions applicable to such Restricted Stock Award shall lapse or terminate.  Any action by the Committee pursuant to this Section 10(i) may vary among individual Grantees and may vary among the Restricted Stock Awards held by any individual Grantee.  Notwithstanding the preceding provisions of this Section 10(i), the Committee may not take any action described in this Section 10(i) with respect to a Restricted Stock Award that has been granted to a Covered Employee if such Award has been designed to meet the exception for performance-based compensation under Section 162(m) of the Code.

(j)            Notice of Election Under 83(b).  Each Grantee making an election under Section 83(b) of the Code shall provide a copy thereof to the Company within thirty (30) days of the filing of such election with the Internal Revenue Service.

11.           PERFORMANCE AWARDS.

(a)           Designation as a Performance Award.  The Committee shall have the right to designate any Restricted Stock Award as a Performance Award.  Performance Awards may be granted only to Employees.

(b)           Performance Awards.  In the case of any Restricted Stock Award to any person who is or may become a Covered Employee during the Performance Period or before payment of the Award, the Committee may grant such Award as a Performance Award that is intended to comply with the requirements of Section 162(m) of the Code, as determined by the Committee, in the amount and pursuant to the terms and conditions that the Committee may determine and set forth in the Restricted Stock Agreement, subject to the provisions of this Section 11.

(c)           Performance Period.  Performance Awards will be awarded in connection with a Performance Period, as determined by the Committee in its discretion; provided, however, that a Performance Period may be no shorter than twelve (12) months for any Performance Awards granted to a Covered Employee.

(d)           Eligible Grantees.  Prior to the commencement of a Performance Period, the Committee shall determine the Employees who will be eligible to receive a Performance Award with respect to that Performance Period; provided that the Committee may determine the eligibility of any Employee, other than a Covered Employee, after the commencement of the Performance Period.  The Committee shall provide a Restricted Stock Agreement, as applicable, to each Grantee who receives a grant of a Performance Award under the Plan as soon as administratively feasible after such Grantee receives such Award.  A Restricted Stock Agreement for a Performance Award shall specify the applicable Performance Period, and the Performance Goals, specific performance factors and targets related to the Performance Goals, award criteria and the targeted amount of his or her Performance Award, as well as any other applicable terms of the Performance Award for which the Grantee is eligible.

(e)           Performance Goals; Specific Performance Targets; Award Criteria.  Prior to the commencement of each Performance Period, the Committee shall fix and establish in writing (i) the Performance Goals that will apply to that Performance Period with respect to each Performance Award; (ii) with respect to Performance Goals, the specific performance factors and targets related to each Grantee and, if achieved, the targeted amount of the Grantee’s Performance Award; and (iii) subject to Section 11(f) below, the criteria for computing the amount that will be paid with respect to each level of attained performance.  The Committee shall also set forth the minimum level of performance, based on objective factors and criteria, that must be attained during the Performance Period before any Performance Goal is deemed to be attained and any Performance Award will be earned and become payable, and the percentage of the Performance Award that will become earned and payable upon attainment of various levels of performance that equal or exceed the minimum required level.

(f)            Adjustments.

(i)            In order to assure the incentive features of the Plan and to avoid distortion in the operation of the Plan, the Committee may make adjustments in the Performance Goals, specific performance factors and targets related to those Performance Goals and award criteria established by it for any Performance Period under this Section 11(f) whether before or after the end of the Performance Period to the extent it deems appropriate in its sole discretion, which shall be conclusive and binding upon all parties concerned, to compensate for or reflect any changes which may have occurred during the Performance Period which significantly affect factors that formed part of the basis upon which such Performance Goals, specific performance targets related to those Performance Goals and award criteria were determined.  Such changes may include, without limitation, changes in accounting practices, tax, regulatory or other laws or regulations or economic changes not in the ordinary course of business cycles.  The Committee also reserves the right to adjust Performance Awards to insulate them from the effects of unanticipated, extraordinary, major business developments, such as a special asset writedown, sale of a division and other unusual events.  The determination of financial performance achieved for any Performance Period may, but need not be, adjusted by the Committee to reflect such extraordinary, major business developments.  Any such determination shall not be affected by subsequent adjustments or restatements.

(ii)           In the event of any change in outstanding shares of the Company by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change, the Committee shall make such adjustments, if any, that it deems appropriate in the Performance Goals, specific performance factors and targets related to those Performance Goals and award criteria established by it under this Section 11(f) for any Performance Period not then completed.  Any and all such adjustments shall be conclusive and binding upon all parties concerned.

(iii)          Notwithstanding the foregoing provisions of this Section 11(f), the Committee shall have no discretion to modify or waive the Performance Goals or conditions to the grant or vesting of a Performance Award or to increase the amount payable to any Grantee that would otherwise be due upon attainment of the Performance Goals, unless such Award is not intended to qualify as qualified performance-based compensation under Section 162(m) of the Code and the relevant Restricted Stock Agreement provides for such discretion.

(g)           Section 162(m) of the Code.  If the Committee intends for a Performance Award to be granted and administered in a manner designed to preserve the deductibility of the compensation resulting from such Award in accordance with Section 162(m) of the Code, it is the intent of the Company and the Committee that this Section 11 be interpreted in a manner that satisfies the applicable requirements of Section 162(m)(4)(C) of the Code, and that the Plan be operated so that the Company may take a full tax deduction for such Performance Awards.  If any provision of the Plan or any Performance Award would otherwise frustrate or conflict with this intent, that provision shall be interpreted and deemed amended so as to avoid this conflict and such terms or provisions shall be deemed inoperative to the extent necessary to avoid the conflict with the requirements of Section 162(m) of the Code without invalidating the remaining provisions hereof.  Without limiting the generality of the preceding provisions of this Section 11(g), the Committee may apply any restrictions it deems appropriate to the payment of dividends declared with respect to shares of Common Stock covered by a Performance Award, such that the dividends and/or the shares of Common Stock maintain eligibility for the “performance-compensation exception” under Section 162(m) of the Code.  In the event that any dividend constitutes a derivative security or an equity security pursuant to the rules under Section 16 of the Exchange Act, if applicable, such dividend shall be subject to a vesting period equal to the remaining vesting period of the shares of Common Stock subject to the Performance Award with respect to which the dividend is paid.

12.           GENERAL PROVISIONS REGARDING AWARDS.

(a)           Form of Award Agreement.  Each Award granted under the Plan shall be evidenced by a written Award Agreement in such form (which need not be the same for each Grantee) as the Committee from time to time approves, but which is not inconsistent with the Plan, including any provisions that may be necessary to assure that any Option that is intended to be an Incentive Stock Option will comply with Section 422 of the Code.

(b)           Awards Criteria.  In determining the amount and value of Awards to be granted, the Committee may take into account the responsibility level, performance, potential, other Awards and such other considerations with respect to a Grantee as it deems appropriate.  The terms of an Award Agreement may provide that the amount payable as an Award may be adjusted for dividends or dividend equivalent.

(c)           Date of Grant.  The date of grant of an Award will be the date specified by the Committee as the effective date of the grant of an Award or, if the Committee does not so specify, will be the date on which the Committee makes the determination to grant such Award.  The Award Agreement evidencing the Award will be delivered to the Grantee with a copy of the Plan and other relevant Award documents within a reasonable time after the date of grant.

(d)           Stock Price.  The exercise price or other measurement of stock value relative to any Award shall be the price determined by the Committee (but, if required by applicable law, shall be not less than the par value of the shares of Common Stock on the date of grant of the Award).  The exercise price of any Option shall not be less than 100% of the Fair Market Value of the shares of Common Stock for the date of grant of the Option; provided, however, the exercise price of any Option granted to a Ten Percent Stockholder shall not be less than 110% of the Fair Market Value of the shares of Common Stock for the date of grant of the Option.

(e)           Period of Award.  Awards shall be exercisable or payable within the time or times or upon the event or events determined by the Committee and set forth in the Award Agreement.  Unless otherwise provided in an Award Agreement, Awards other than Restricted Stock Awards shall terminate on (and no longer be exercisable or payable after) the earlier of:  (i) ten (10) years from the date of grant of the Award; (ii) for an Incentive Stock Option granted to a Ten Percent Stockholder, five (5) years from the date of grant of the Option; (iii) three (3) months after the Grantee is no longer serving in any capacity as an Employee, Consultant or Director of the Company for a reason other than the death or Disability of the Grantee; (iv) six (6) months after death of the Grantee; or (v) six (6) months after Disability of the Grantee.

(f)            Transferability of Awards.  Awards granted under the Plan, and any interest therein, shall not be transferable or assignable by the Grantee, and may not be made subject to execution, attachment or similar process, otherwise than by will or by the laws of descent and distribution, and shall be exercisable or payable during the lifetime of the Grantee only by the Grantee; provided, that the Grantee may, however, designate persons who or which may exercise or receive his or her Awards following the Grantee’s death.  Notwithstanding the preceding sentence, Non-Qualified Stock Options may be transferred to such family members, family member trusts, family limited partnerships and other family member entities as the Committee, in its sole discretion, may approve prior to any such transfer.  No such transfer will be approved by the Committee if the Common Stock issuable under such transferred Award would not be eligible to be registered on Form S-8 promulgated under the Securities Act.

(g)           Acquisitions and Other Transactions.  The Committee may, from time to time, cause the Company to assume outstanding awards granted by another entity, whether in connection with an acquisition of such other entity or otherwise, by either (i) granting an Award under the Plan in replacement of or in substitution for the awards assumed by the Company, or (ii) treating the assumed award as if it had been granted under the Plan if the terms of such assumed award could be applied to an Award granted under the Plan.  Such assumption shall be permissible if the holder of the assumed award would have been eligible to be granted an Award hereunder if the other entity had applied the rules of this Plan to such grant.

(h)           Payment.  Payment of an Award (i) may be made in cash, Common Stock or a combination thereof, as determined by the Committee in its sole discretion, (ii) shall be made in a lump sum or in installments as prescribed by the Committee in its sole discretion, and (iii) to the extent applicable, shall be based on the Fair Market Value of the Common Stock for the payment or exercise date.  Payment of the amount determined under Section 9(b) or 9(c) shall be made solely in whole shares of Common Stock in a number determined by their Fair Market Value on the date of exercise of the Stock Appreciation Right.  If the amount payable results in a fractional share of Common Stock, the amount payable for the fractional share will be withheld pursuant to Section 12(j) hereof by the Company in connection with satisfying its tax withholding obligations with respect to the exercise of the Stock Appreciation Right.  Notwithstanding the foregoing provisions of this Section 12(h), payment of the amount determined under Section 9(b) or 9(c) in connection with the exercise of a Stock Appreciation Right may be paid in cash, if such form of payment would not cause the Stock Appreciation Right or the Plan to be subject to Section 409A of the Code.

(i)            Notice.  If an Award involves an exercise, it may be exercised only by delivery to the Company of a written exercise agreement approved by the Committee (which need not be the same for each Grantee), stating the number of shares of Common Stock being purchased or with respect to which an Award is being exercised, the method of payment, and such other matters as may be deemed appropriate by the Company in connection with the issuance of shares upon exercise of the Award, together with payment in full of any exercise price for any shares of Common Stock being purchased.  Such exercise agreement may be part of a Grantee’s Award Agreement.

(j)            Withholding Taxes.  The Committee may establish such rules and procedures as it considers desirable in order to satisfy any obligation of the Company to withhold the statutory prescribed minimum amount of Federal, state or local income taxes or other taxes with respect to the grant, exercise or payment of any Award under the Plan, including procedures for a Grantee to have shares of Common Stock withheld from the total number of shares of Common Stock to be issued or purchased upon grant or exercise of an Award.  The shares of Common Stock reserved for issuance under the Plan shall be reduced by the number of shares of Common Stock withheld for the payment of taxes pursuant to this Section 12(j).  Prior to issuance of any shares of Common Stock or, if applicable, payment of cash, upon exercise of an Award, the Grantee shall pay or make adequate provision acceptable to the Committee for the satisfaction of the statutory minimum prescribed amount of any Federal, state or local income or other tax withholding obligations of the Company, if applicable.

(k)           Exercise of Award Following Termination of Continuous Service.

(i)            An Award may not be exercised after the expiration date of such Award set forth in the Award Agreement and may be exercised following the termination of a Grantee’s Continuous Service only to the extent provided in the Award Agreement.

(ii)           Where the Award Agreement permits a Grantee to exercise an Award following the termination of the Grantee’s Continuous Service for a specified period, the Award shall terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the Award, whichever occurs first.

(iii)          Any Option designated as an Incentive Stock Option, to the extent not exercised within the time permitted by law for the exercise of Incentive Stock Options following the termination of an Optionee’s Continuous Service, shall convert automatically to a Non-Qualified Stock Option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified in the Option Agreement.

(iv)          The Committee shall have discretion to determine whether the Continuous Service of a Grantee has terminated and the effective date on which such Continuous Service terminates and whether the Grantee’s Continuous Service terminated as a result of the Disability of the Grantee.

(l)            Limitations on Exercise.

(i)            The Committee may specify a reasonable minimum number of shares of Common Stock or a percentage of the shares subject to an Award that may be purchased on any exercise of an Award; provided, that such minimum number will not prevent a Grantee from exercising the full number of shares of Common Stock as to which the Award is then exercisable.

(ii)           The obligation of the Company to issue any shares of Common Stock pursuant to the exercise of any Award or otherwise make payments hereunder shall be subject to the condition that such exercise and the issuance and delivery of such shares and other actions pursuant thereto comply with Section 409A of the Code, the Securities Act, all applicable state securities and other laws and the requirements of any stock exchange or national market system upon which the shares of Common Stock may then be listed or quoted, as in effect on the date of exercise.  The Company shall be under no obligation to register the shares of Common Stock with the Securities and Exchange Commission or to effect compliance with the registration, qualification or listing requirements of any state securities laws or stock exchange or national market system, and the Company shall have no liability for any inability or failure to do so.

(iii)          As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the shares of Common Stock are being purchased only for investment and without any present intention to sell or distribute such shares of Common Stock if, in the opinion of counsel for the Company, such a representation is required by any securities or other applicable laws.

(m)          Privileges of Stock Ownership.  Except as provided in the Plan with respect to Restricted Stock Awards, no Grantee will have any of the rights of a stockholder with respect to any shares of Common Stock subject to an Award until such Award is properly exercised and the purchased or awarded shares of Common Stock are issued and delivered to the Grantee, as evidenced by an appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company.  No adjustment shall be made for dividends or distributions or other rights for which the record date is prior to such date of issuance and delivery of shares of Common Stock, except as provided in the Plan.

(n)           Breach; Additional Terms.  A breach of the terms and conditions of this Plan or established by the Committee pursuant to the Award Agreement shall cause a forfeiture of the Award.  At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms, conditions or restrictions relating to the Award, including provisions pertaining to the termination of the Grantee’s employment (by retirement, Disability, death or otherwise) prior to expiration of the Forfeiture Restrictions or other vesting provisions.  Such additional terms, conditions or restrictions shall also be set forth in an Award Agreement made in connection with the Award.

13.           ADJUSTMENT UPON CHANGES IN CAPITALIZATION AND CORPORATE EVENTS.

(a)           Capital Adjustments.  The number of shares of Common Stock (i) covered by each outstanding Award granted under the Plan, the exercise, target or purchase price of each outstanding Award, and any other terms of the Award that the Committee determines requires adjustment, and (ii) available for issuance under Sections 5 and 7 shall be adjusted to reflect, as deemed appropriate by the Committee, any increase or decrease in the number of shares of Common Stock resulting from a stock dividend, stock split, reverse stock split, combination, reclassification or similar change in the capital structure of the Company without receipt of consideration, subject to any required action by the Board or the stockholders of the Company and compliance with applicable securities laws; provided, however, that the exercise, target or purchase price may not be decreased to below the par value, if any, for the shares of Common Stock as adjusted pursuant to this Section 13(a).  Except as the Committee determines, no issuance by the Company of shares of capital stock of any class, or securities convertible into shares of capital stock of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award.  Notwithstanding the foregoing provisions of this Section 13(a), no adjustment may be made by the Committee with respect to an outstanding Award that would cause such Award and/or the Plan to become subject to Section 409A of the Code.

(b)           Dissolution or Liquidation.  The Committee shall notify the Grantee at least twenty (20) days prior to any proposed dissolution or liquidation of the Company.  Unless specifically provided otherwise in an individual Award or Award Agreement or in a then-effective written employment agreement between the Grantee and the Company or an Affiliate, to the extent that an Award has not been previously exercised, or the Forfeiture Restrictions have not lapsed, any such Award that is an Option or Stock Appreciation Right shall expire, and any such Award that is a Restricted Stock Award shall be forfeited, and the shares of Common Stock subject to such Award shall be returned to the Company, in each case, immediately prior to consummation of such dissolution or liquidation, and such Award shall terminate immediately prior to consummation of such dissolution or liquidation.

(c)           Change in Control.  Unless specifically provided otherwise with respect to Change in Control events in an individual Award or Award Agreement or in a then-effective written employment agreement between the Grantee and the Company or an Affiliate, if, during the term of the Plan, a Change in Control occurs, the surviving entity or purchaser described in Section 3(f), the “Purchaser,” shall either assume the obligations of the Company under the outstanding Awards or convert the outstanding Awards into awards of at least equal value as to capital stock of the Purchaser.  In the event such Purchaser refuses to assume or substitute Awards pursuant to a Change in Control, each Award which is at the time outstanding under the Plan shall (i) except as provided otherwise in an individual Award or Award Agreement, automatically become, subject to all other terms of the Award or Award Agreement, fully vested and exercisable or payable, as appropriate, and be released from any repurchase or forfeiture provisions, immediately prior to the specified effective date of such Change in Control, for all of the shares of Common Stock at the time represented by such Award, (ii) the Forfeiture Restrictions applicable to all outstanding Restricted Stock Awards shall lapse and shares of Common Stock subject to such Restricted Stock Awards shall be released from escrow (or transferred from book entry with the Company’s transfer agent, if applicable), and delivered (subject to Grantee’s satisfaction of the requirements of Section 12(j)) to the Grantees of the Awards free of any Forfeiture Restriction, (iii) all other Awards shall become fully vested and payment thereof shall be accelerated using, if applicable, the then-current Fair Market Value to measure any payment that is based on the value of the Common Stock or using such higher amount as the Committee may determine to be more reflective of the actual value of such stock, and (iv) notwithstanding any contrary terms in the Award or Award Agreement, expire on a date at least twenty (20) days after the Committee gives written notice to Grantees specifying the terms and conditions of the acceleration of vesting of their Awards and, if applicable, the remaining period to exercise their Options.

To the extent that a Grantee exercises an Award before or on the effective date of the Change in Control, (i) the Company shall issue all Common Stock purchased or issuable by exercise of that Award (subject to the Grantee’s satisfaction of the requirements of Section 12(j)), and those shares of Common Stock shall be treated as issued and outstanding for purposes of the Change in Control, and (ii) with respect to a Stock Appreciation Right that is to be settled in the form of a cash payment, the Company shall make such payment to the Grantee (subject to Grantee’s satisfaction of the requirements of Section 12(j)).  Upon a Change in Control, if the outstanding Awards are not assumed or substituted by the Purchaser, the Plan shall terminate and any unexercised Awards outstanding under the Plan at that date shall terminate as of the expiration of the period specified in the notice to be provided in the immediately preceding paragraph.

14.           STOCKHOLDER APPROVAL.  The Company shall obtain the approval of the Plan by the Company’s stockholders to the extent required to satisfy Sections 162(m) or 422 of the Code or to satisfy or comply with any applicable laws or the rules of any stock exchange or national market system on which the Common Stock may be listed or quoted.   No Award that is granted as a result of any increase in the number of shares of Common Stock authorized to be issued under the Plan may be exercised or forfeiture restrictions lapse prior to the time such increase has been approved by the stockholders of the Company.  No Award shall be made hereunder unless and until such stockholder approval of the Plan is obtained.

15.           ADMINISTRATION.  The Plan shall be administered by the Committee.  The Committee shall interpret the Plan and any Awards granted pursuant to the Plan and shall prescribe such rules and regulations in connection with the operation of the Plan as it determines to be advisable for the administration of the Plan.  The Committee may rescind and amend its rules and regulations from time to time.  The interpretation by the Committee of any of the provisions of the Plan or any Award granted under the Plan shall be final and binding upon the Company and all persons having an interest in any Award or any shares of Common Stock purchased or other payments received pursuant to an Award.  Notwithstanding the authority hereby delegated to the Committee to grant Awards to Employees, Directors and Consultants under the Plan, the Board shall have full authority, subject to the express provisions of the Plan, to grant Awards to Employees, Directors and Consultants under the Plan, to interpret the Plan, to provide, modify and rescind rules and regulations relating to the Plan, to determine the terms and provision of Awards granted to Employees, Consultants and Directors under the Plan and to make all other determinations and perform such actions as the Board deems necessary or advisable to administer the Plan.  No member of the Committee or the Board shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

16.           EFFECT OF PLAN.  Neither the adoption of the Plan nor any action of the Board or the Committee shall be deemed to give any Employee, Director or Consultant any right to be granted an Award or any other rights except as may be evidenced by the Award Agreement, or any amendment thereto, duly authorized by the Committee and executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein.  The existence of the Plan and the Awards granted hereunder shall not affect in any way the right of the Board, the Committee or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation or other transaction involving the Company, any issue of bonds, debentures, or shares of preferred stock ranking prior to or affecting the Common Stock or the rights thereof, the dissolution or liquidation of the Company or any sale or transfer of all or any part of the Company’s assets or business, or any other corporate act or proceeding by or for the Company.  Nothing contained in the Plan or in any Award Agreement or in other related documents shall confer upon any Employee, Director or Consultant any right with respect to such person’s Continuous Service or interfere or affect in any way with the right of the Company or an Affiliate to terminate such person’s Continuous Service at any time, with or without cause.

17.           NO EFFECT ON RETIREMENT AND OTHER BENEFIT PLANS.  Except as specifically provided in a retirement or other benefit plan of the Company or an Affiliate, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or an Affiliate, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation.  The Plan is not a “Retirement Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.

18.           AMENDMENT OR TERMINATION OF PLAN.  The Board in its discretion may, at any time or from time to time after the date of adoption of the Plan, terminate or amend the Plan in any respect, including  amendment of any form of Award Agreement, exercise agreement, or instrument to be executed pursuant to the Plan; provided, however, to the extent necessary to comply with the Code, including Sections 162(m) and 422 of the Code, other applicable laws, or the applicable requirements of any stock exchange or national market system, the Company shall obtain stockholder approval of any Plan amendment in such manner and to such a degree as required.  No Award may be granted after termination of the Plan.  Any amendment or termination of the Plan shall not affect Awards previously granted, and such Awards shall otherwise remain in full force and effect as if the Plan had not been amended or terminated, unless mutually agreed otherwise in a writing (including an Award Agreement) signed by the Grantee and the Company.

19.           EFFECTIVE DATE AND TERM OF PLAN.  The Plan shall become effective as of the Effective Date, which is the date the Plan was approved by the Company’s stockholders.  The Plan shall continue in effect for a term of ten (10) years from the Effective Date, and shall terminate on the day before the tenth anniversary of the Effective Date, unless sooner terminated by action of the Board.

20.           SEVERABILITY AND REFORMATION.  The Company intends all provisions of the Plan to be enforced to the fullest extent permitted by law.  Accordingly, should a court of competent jurisdiction determine that the scope of any provision of the Plan is too broad to be enforced as written, the court should reform the provision to such narrower scope as it determines to be enforceable.  If, however, any provision of the Plan is held to be wholly illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable and severed, and the Plan shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions of the Plan shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance.

21.           GOVERNING LAW.  The Plan and all issues or matters relating to the Plan shall be governed by, determined and enforced under, and construed and interpreted in accordance with the laws of the State of Texas.

22.           INTERPRETIVE MATTERS.  Whenever required by the context, pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, or neuter, and the singular shall include the plural, and visa versa.  The term “include” or “including” does not denote or imply any limitation.  The term “business day” means any Monday through Friday other than such a day on which banks are authorized to be closed in the State of Texas.  The captions and headings used in the Plan are inserted for convenience and shall not be deemed a part of the Plan for construction or interpretation.